Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Statements

On September 7, 2018, Fred’s Stores of Tennessee, Inc., a Delaware corporation (“Seller”) and wholly owned subsidiary of Fred’s, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Walgreen Co., an Illinois corporation, (“Buyer”). On October 23, 2018, Seller and Buyer entered into an amendment to the Asset Purchase Agreement (“the Amendment”). Under the Asset Purchase Agreement, as amended by the Amendment (the “Amended Asset Purchase Agreement”), Buyer agreed to purchase from Seller certain prescription files and related data and records, retail pharmaceutical inventory, and certain other assets from 179 of the Company’s retail pharmacy stores (collectively, the “Assets”) for a cash purchase price of approximately $157 million (the “Script Purchase Price”) plus an amount equal to the value of the inventory included in the Assets up to an approximately $35 million cap, in each case subject to certain adjustments (the “Transaction”). The Transaction is scheduled to close in a series of ongoing closings, with the initial closing occurring on November 13, 2018 and the final closing expected to occur in the first quarter of calendar year 2019, all as set forth in the Amended Asset Purchase Agreement.

On November 14, 2018, the Company filed a Current Report on Form 8-K announcing that, on November 13, 2018, it had completed the initial closing under the Amended Asset Purchase Agreement, resulting in the transfer by Seller of the Assets of nine retail pharmacy stores to Buyer. As of November 20, 2018, Seller has transferred to Buyer Assets from 53 stores and has received cash proceeds of approximately $68.3 for such Assets, subject to adjustment for the final inventory valuation as described in the Amended Asset Purchase Agreement. The subsequent closings of the Transaction remain subject to certain customary closing conditions as specified in the Amended Asset Purchase Agreement.

The parties to the Amended Asset Purchase Agreement have each made customary representations and warranties. The parties have each also made various covenants and agreements, including, among others, the Company’s agreement to conduct its business at the retail pharmacy stores in the ordinary and usual course during the period between the execution of the Amended Asset Purchase Agreement and the closing of the Transaction.

The foregoing description of the Amended Asset Purchase Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by, the full text of the Asset Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 10, 2018, which is incorporated herein by reference, and by the Amendment, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2018, and which is incorporated herein by reference.

Divestiture of the Assets to be Sold

The Transaction constituted a significant disposition for purposes of Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements in accordance with Article 11 of Regulation S-X. Based on its magnitude and because the Company is exiting certain markets with respect to its pharmacy business, the Transaction represents a significant strategic shift that will have a material effect on the Company’s operations and financial results. Accordingly, the Assets to be sold in the Transaction met the definition of discontinued operation, as defined by Accounting Standards Codification 210-05 – Discontinued Operations (ASC 205-20), in the quarter ended November 3, 2018 and has not yet been retrospectively applied in the historic financial information.

The following unaudited pro forma condensed consolidated financial statements of the Company include the unaudited pro forma condensed consolidated balance sheet as of August 4, 2018 (the “Unaudited Pro Forma Condensed Consolidated Balance Sheet”), which presents the historical results of operations and financial position of the Company adjusted to reflect the impact of the Transaction, and the unaudited pro forma consolidated statements of operations for the twenty-six week period ended August 4, 2018 and for each of the fiscal years ended February 3, 2018 and January 28, 2017 (the “Unaudited Pro Forma Condensed Consolidated Statements of Operations”). The Unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the Transaction had occurred on August 4, 2018. The Unaudited Pro Forma Condensed Consolidated Statements of Operations present the Transaction as if it occurred on January 30, 2016 for the twenty-six week period ended August 4, 2018 and for the fiscal years ended February 3, 2018, and January 28, 2017. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this Current Report on Form 8-K.

The unaudited pro forma condensed consolidated financial statements were based on and derived from the Company’s historical consolidated financial statements, adjusted to reflect amounts which were determined to be directly attributable to the Transaction, factually supportable, and with respect to the Unaudited Pro Forma Condensed Consolidated Statements of Operations, expected to have a continuing impact on the Company’s consolidated results. Actual adjustments, however, may differ materially from the information presented.

The information presented in the unaudited pro forma condensed consolidated financial statements is subject to adjustments and is presented for informational purposes only and does not purport to represent what the Company’s results of operations or financial position would actually have been if the Transaction had in fact occurred on the dates discussed above. It also does not project or forecast the Company’s consolidated results of operations or financial position for any future date or period. These unaudited pro forma condensed consolidated financial statements have been developed from, and should be read in conjunction with, the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the “SEC”) on May 4, 2018 and the Company’s Quarterly Report on Form 10-Q for the thirteen and twenty-six weeks ended August 4, 2018 as filed with SEC on September 18, 2018. Such historical consolidated financial statements were prepared in accordance with United States generally accepted accounting principles. Because the Assets to be sold in the Transaction met the definition of discontinued operations that has not been reflected in the Company's historical consolidated financial statement filings with the SEC, pro forma income statements are provided herein for all historical financial statement periods that would be required in the aforementioned filings with the SEC based on the Company’s current status as a smaller reporting company.

FRED'S INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands, except per share amounts)

(unaudited)

	August 4, 2018 Historical	Pro Forma Adjustments		Pro Forma August 4, 2018
ASSETS
Current assets:
Cash and cash equivalents	$5,781	$192,000	(a)	$197,781
Inventories	263,982	(15,953	)(b)	248,029
Accounts Receivables, Net	36,085	-		36,085
Other non-trade receivables	29,207	-		29,207
Prepaid expenses and other current assets	11,049	-		11,049
Total current assets	346,104	176,047		522,151
Property and equipment, less accumulated depreciation and amortization respectively	107,927	-		107,927
Intangible assets, net	46,187	(17,086	)(b)	29,101
Other noncurrent assets, net	1,508	-		1,508
Total assets	$501,726	$158,961		$660,687

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$117,933	$-		$117,933
Current portion of indebtedness	68	-		68
Taxes payable	-	-
Accrued expenses and other	71,079	-		71,079
Total current liabilities	189,080	-		189,080
Long-term portion of indebtedness	162,523	-		162,523
Other noncurrent liabilities	21,236	-		21,236
Total liabilities	372,839	-		372,839

Shareholders’ equity:
Preferred stock, nonvoting, no par value	-	-		-
Preferred stock, Series A junior participating nonvoting, no par value	-	-		-
Preferred stock, Series B junior participating voting, $100 par value	-	-		-
Preferred stock, Series C junior participating voting, $60 par value	-	-		-
Common stock, Class A voting, no par value	-	-		-
Common stock, Class B nonvoting, no par value	126,105	-		126,105
Treasury Stock, at cost	(4,975)	-		(4,975)
Retained earnings	7,198	158,961	(c)	166,159
Accumulated other comprehensive income	559	-		559
Total shareholders’ equity	128,887	158,961		287,848
Total liabilities and shareholders’ equity	$501,726	$158,961		$660,687

FRED'S INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands)

(unaudited)

	Twenty-six weeks ended August 4, 2018 Historical	Remove Discontinued Operations results (d)	Pro Forma twenty-six weeks ended August 4, 2018
Net sales	$856,771	$(198,530)	$658,241
Cost of goods sold	644,699	(160,747)	483,952
Gross profit	212,072	(37,783)	174,289

Depreciation and amortization	19,842	(3,456)	16,386
Selling, general and administrative expenses	231,726	(37,974)	193,752
Operating loss from continuing operations	(39,496)	3,647	(35,849)

Interest expense	3,708	-	3,708
Loss from continuing operations before income taxes	(43,204)	3,647	(39,557)

Benefit for income taxes	(425)	-	(425)
Loss from continuing operations	$(42,779)	$3,647	$(39,132)

Net loss income per share - basic
Continuing operations	$(1.17)		$(1.06)
Total loss per common share - basic	$(1.17)		$(1.06)

Net loss per share - diluted
Continuing operations	$(1.17)		$(1.06)
Total loss per common share - diluted	$(1.17)		$(1.06)

Weighted average shares outstanding
Basic	36,586		36,876
Effect of dilutive stock options	0		0
Diluted	36,586		36,876

FRED'S INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands)

(unaudited)

	Fifty-two weeks ended February 3, 2018 Historical	Remove Discontinued Operations results (d)	Pro Forma fifty-two weeks ended February 3, 2018
Net sales	$1,805,405	$(409,560)	$1,395,845
Cost of goods sold	1,346,274	(314,216)	1,032,058
Gross profit	459,131	(95,344)	363,787

Depreciation and amortization	42,580	(7,279)	35,301
Selling, general and administrative expenses	548,280	(82,789)	465,491
Operating loss from continuing operations	(131,729)	(5,276)	(137,005)

Interest expense	6,297	-	6,297
Loss from continuing operations before income taxes	(138,026)	(5,276)	(143,302)

Benefit for income taxes	1,241	-	1,241
Loss from continuing operations	$(139,267)	$(5,276)	$(144,543)

Net loss income per share - basic
Continuing operations	$(3.72)		$(3.92)
Total loss per common share - basic	$(3.72)		$(3.92)

Net loss per share - diluted
Continuing operations	$(3.72)		$(3.92)
Total loss per common share - diluted	$(3.72)		$(3.92)

Weighted average shares outstanding
Basic	37,392		36,876
Effect of dilutive stock options	0		0
Diluted	37,392		36,876

FRED'S INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands)

(unaudited)

	Fifty-two weeks ended January 28, 2017 Historical	Remove Discontinued Operations results (d)	Pro Forma fifty-two weeks ended January 28, 2017
Net sales	$1,886,241	$(412,706)	$1,473,535
Cost of goods sold	1,390,559	(321,761)	1,068,798
Gross profit	495,681	(90,945)	404,736

Depreciation and amortization	44,014	(7,512)	36,502
Selling, general and administrative expenses	529,328	(81,472)	447,856
Operating loss from continuing operations	(77,661)	(1,961)	(79,622)

Interest expense	2,318	-	2,318
Loss from continuing operations before income taxes	(79,979)	(1,961)	(81,940)

Benefit for income taxes	(11,854)	(757)	(12,611)
Loss from continuing operations	$(68,125)	$(1,204)	$(69,329)

Net loss income per share - basic
Continuing operations	$(1.85)		$(1.88)
Total loss per common share - basic	$(1.85)		$(1.88)

Net loss per share - diluted
Continuing operations	$(1.85)		$(1.88)
Total loss per common share - diluted	$(1.85)		$(1.88)

Weighted average shares outstanding
Basic	36,876		36,876
Effect of dilutive stock options	0		0
Diluted	36,876		36,876

FRED'S INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

1.	Pro Forma Adjustments

(a)	Adjustment reflects the expected cumulative cash proceeds as of the final closing date of the Transaction. The final consideration is variable up to approximately $35 million based on the value of inventory at the final closing of the Transaction. For purposes of these pro forma statements the maximum possible consideration has been used, which is the sum of the Script Purchase Price ($157 million assuming no adjustments) plus the approximate $35 million inventory cap. The Company expects to use the proceeds to pay down the Company’s existing indebtedness or for general corporate purposes.

(b)	These adjustments reflect the elimination of assets attributable to the Transaction.

(c)	This adjustment reflects the estimated gain of approximately $159 million arising from the Transaction net of tax. This estimated gain has not been reflected in the Pro Forma Condensed Consolidated Statement of Operations as it is considered to be nonrecurring in nature. No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the Amended Asset Purchase Agreement.

(d)	These adjustments reflect the elimination of the historical results of the Company’s 179 retail pharmacy stores. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented. Not included in the pro forma results are anticipated savings due to costs that may be reduced or eliminated.